AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      PLANET HOLLYWOOD INTERNATIONAL, INC.

                  The undersigned, being the President and Chief Executive Officer of Planet Hollywood International, Inc., a Delaware corporation (the "Corporation"), originally incorporated in the State of Delaware on December 14, 1994, for the purpose of amending and restating the Certificate of Incorporation, hereby certifies that the following amended and restated certificate of incorporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware:

                                    ARTICLE I
                                      Name

                  The name of the Corporation is PLANET HOLLYWOOD INTERNATIONAL, INC.

                                   ARTICLE II
                           Registered Office and Agent

                  The street address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, Delaware 19805.

                  The name of the registered agent of the Corporation at that address is Corporation Service Company.

                                   ARTICLE III
                                 Mailing Address

                  The mailing address of the Corporation is 8669 Commodity Circle, Orlando, Florida 32819.

                                   ARTICLE IV
                                    Duration

                  This Corporation shall exist perpetually.


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                                    ARTICLE V
                                     Purpose

                  The purpose or purposes of the Corporation are:

                  (1) To conduct any lawful business, to exercise any lawful purpose and power, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware; and

                  (2) In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or any other law of Delaware or by this Amended and Restated Certificate of Incorporation together with any power incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

                                   ARTICLE VI
                                  Capital Stock

                  SECTION 1. The maximum number of shares of capital stock which this Corporation shall have authority to issue is Two Hundred Twenty-Five Million (225,000,000), consisting of One Hundred Million (100,000,000) shares of Class A Common Stock, $.01 par value, Twenty-Five Million (25,000,000) shares of Class B Common Stock, $.01 par value, and One Hundred Million (100,000,000) shares of Preferred Stock, $.01 par value. The Class A Common Stock and the Class B Common Stock are hereinafter referred to collectively as the "Common Stock".

                  Notwithstanding anything to the contrary set forth in this
Article VI, the Corporation shall not issue any non-voting equity securities; provided, however, that this provision, included in this Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the United States Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), shall have no force and effect beyond that required by Section 1123(a)(6) of the Bankruptcy Code and shall be effective only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation.

                  Upon the filing in the Office of the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation, the shares of Class A Common Stock, par value $.01 per share, and the shares of Class B Common Stock, par value $.01 per share (collectively, the "Old Common Stock"), of the Corporation issued and outstanding immediately prior to the time when this Amended and Restated Certificate of Incorporation becomes effective are hereby automatically canceled and extinguished. Upon the filing in the Office of the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation, each certificate which prior to such filing evidenced Old Common Stock shall be deemed canceled and extinguished.

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

                  The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

                  SECTION 2. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The Board of Directors hereby is authorized to cause such shares to be issued in one or more classes or series and with respect to each such class or series to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (1) the number of shares constituting a series, the distinctive designation of a series and the stated value of a series, if different from the par value;

                  (2) whether the shares of a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on such shares, whether the dividends are cumulative and the relative rights of priority of dividends on shares of that series;

                  (3) whether a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights;

                  (4) whether a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges;

                  (5) whether the shares of a series are redeemable and the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates on or after which the shares in the series will be redeemable and the amount payable in case of redemption;

                  (6) whether a series will have a sinking fund for the redemption or purchase of the shares in the series and the terms and the amount of such sinking fund;

                  (7) the right of a series to the benefit of conditions and restrictions on the creation of indebtedness of the Corporation or any subsidiary, on the issuance of any additional capital stock (including additional shares of such series or any other series) on the payment of dividends or the making of other distributions on any outstanding stock of the Corporation and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;

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

                  (8) the rights of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series; and

                  (9) any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.

                  Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the Common Stock with respect to the same dividend period.

                  If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any, payable with respect thereto).

                  SECTION 3. Common Stock - General Provisions. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or as otherwise required by the Delaware General Corporation Law, all shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same powers, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions thereof.

                  Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares, or any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Corporation.

                  Subject to the preferential and other dividend rights applicable to Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

                  In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of the preferential or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

                  SECTION 4.          Common Stock - Other Provisions.

                  (a) Voting Rights. Except as prescribed in this Amended and Restated Certificate of Incorporation or as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters submitted to the stockholders for a vote. With respect to all matters upon which stockholders are entitled to vote, the holders of outstanding shares of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in the name of such stockholders on the record of stockholders.

                  (i) Except as otherwise provided in this Section 4, the holders of Class B Common Stock shall be entitled, voting separately as a single class by a plurality of the votes cast, to the exclusion of all other classes of the Corporation's capital stock, to elect all members of the Corporation's Board of Directors (the "Class B Directors"). Any one or more of the Class B Directors may be removed with or without cause only by a vote of the holders of Class B Common Stock, voting separately as a single class and holding not less than a majority of the issued and outstanding shares of Class B Common Stock.

                  (ii) Notwithstanding the provisions of subparagraph (i) above, after the payment in full of all of the Corporation's obligations under the Deferrable Interest Notes, the holders of Class A Common Stock shall be entitled, voting separately as a single class by a plurality of the votes cast, to the exclusion of all other classes of the Corporation's capital stock, to elect two (2) directors to serve on the Corporation's Board of Directors (the "Class A Directors"). Any one or more of the Class A Directors may be removed with or without cause only by a vote of the holders of Class A Common Stock, voting separately as a single class and holding not less than a majority of the issued and outstanding shares of Class A Common Stock.

                  (iii) At such time when there shall be no shares of Class B Common Stock issued and outstanding, the holders of Class A Common Stock shall be entitled to elect all members of the Corporation's Board of Directors. Directors so elected by the holders of Class A Common Stock may be removed only with cause by a vote of the holders of not less than a majority of the issued and outstanding shares of Class A Common Stock.

                  (iv) In addition to any other vote that may be required by the Delaware General Corporation Law or this Amended and Restated Certificate of Incorporation, the vote or consent of the holders of any class of Common Stock voting separately as a single class shall be required to amend or restate this Amended and Restated Certificate of Incorporation in a manner that would alter or change the powers, preferences or special rights of such class of Common Stock, so as to affect them adversely.

                  (b) Dividends and Distributions. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the

Corporation legally available therefor; provided, however, that in no event may the rate of any dividend payable on outstanding shares of any class of Common Stock be greater than the dividend rate payable on outstanding shares of the other class of Common Stock. All dividends and distributions on the Class A Common Stock payable in stock of the Corporation shall be made in shares of Class A Common Stock, and all dividends and distributions on the Class B Common Stock payable in stock of the Corporation shall be made at the same dividend rate per share in shares of Class B Common Stock. In no event will shares of any class of Common Stock be split, divided or combined unless the outstanding shares of the other class of Common Stock shall be proportionately split, divided or combined.

                  (c) Options, Rights or Warrants. The Corporation may make offerings of options, rights or warrants to subscribe for shares of either class of capital stock to all holders of one class of Common Stock if an identical offering is made simultaneously to all the holders of the other class. All such offerings of options, rights or warrants shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe at the same rate per share.

                  SECTION 5. Conversion of Class B Common Stock.

                  (a)      Automatic Conversion.

                  (i) Upon the transfer of shares of Class B Common Stock (other than a transfer to a New Money Investor or an affiliate of a New Money Investor), such shares of Class B Common Stock shall automatically convert into an equal number of shares of Class A Common Stock.

                  (ii) In the event that all issued and outstanding shares of Class B Common Stock constitute 10% or less of all issued and outstanding shares of Common Stock, all issued and outstanding shares of Class B Common Stock shall automatically convert into an equal number of shares of Class A Common Stock.

                  (iii) Upon the occurrence of any event set forth in clauses
(i) and (ii) above (each an "Automatic Conversion"), the conversion of the Class B Common Stock affected thereby shall be effective without any further action on the part of the Corporation or the holder or holders of Class B Common Stock. Stock certificates formerly representing shares of Class B Common Stock held by
(A) the transferee of Class B Common Stock in the case of clause (i) above, or
(B) the record holders of then outstanding shares of Class B Common Stock in the case of clause (ii) above, shall thereupon and thereafter be deemed to represent a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock represented by such certificates. Each holder of shares of Class B Common Stock shall to deliver to the Corporation or any transfer agent for shares of Class A Common Stock the certificates representing shares of Class B Common Stock subject to Automatic Conversion, but the failure to deliver such certificates shall not affect the validity of such Automatic Conversion. As promptly as practicable after such surrender, the Corporation or its transfer agent will deliver to, or upon the written order of, such holder, a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such Automatic Conversion. The Board Directors of the

Corporation shall have all power and authority necessary or advisable to implement the provisions of this Section.

                  (b) Voluntary Conversion. All shares of Class B Common Stock shall be convertible, at the option of the record holders of such shares, into an equal number of validly issued, fully paid and nonassessable shares of Class A Common Stock at any time after payment in full of the Deferrable Interest Notes; provided that such optional conversion must include all then outstanding shares of Class B Common Stock.

                  (c) Voluntary Conversion Procedure. At the time of the voluntary conversion, if any, the record holders of the Class B Common Stock shall deliver to the principal office of the Corporation or any transfer agent for shares of the Class A Common Stock (i) the certificate or certificates representing in the aggregate all shares of Class B Common Stock, duly endorsed in blank or accompanied by proper instruments of transfer and (ii) written notice to the Corporation stating that the record holders elect to convert all outstanding shares of Class B Common Stock and stating the name or names (with addresses) and denominations in which the certificate or certificates representing the shares of Class A Common Stock issuable upon such conversion are to be issued and including instructions for the delivery thereof. Conversion shall be deemed to have been effected at the time when delivery is made to the Corporation or its transfer agent of such written notice and the certificate or certificates representing all outstanding shares of Class B Common Stock, and as of such time each person named in such written notice as the person to whom a certificate representing shares of Class A Common Stock is to be issued shall be deemed to be the holder of record of the number of shares of Class A Common Stock to be evidenced by that certificate. Upon such delivery, the Corporation or its transfer agent shall promptly issue and deliver at such stated address to such record holder of shares of Class A Common Stock a certificate or certificates representing the number of shares of Class A Common Stock to which such record holder is entitled by reason of such conversion, and shall cause such shares of Class A Common Stock to be registered in the name of such record holder.

                  (d) Reclassifications. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then the holders of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holders would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction.

                  (e) Retired Shares. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be canceled and retired by the Corporation, such shares shall not be reissued and the number of shares of Class B Common Stock which the Corporation shall have authority to issue shall be decreased by the number of shares of Class B Common Stock so converted. The Board of Directors shall take such steps as are required to so retire such shares.

                  (f) Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in treasury of the Corporation. All the shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and nonassessable, and free from liens and charges with respect to the issue. The Corporation shall take all actions as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the shares of Class A Common Stock are or may be listed, or of any inter-dealer quotation system of a registered national securities association upon which the shares of Class A Common Stock are or may be listed.

                  (g) Taxes. The issuance of a certificate for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

                                   ARTICLE VII
                               Board of Directors

                  SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, or this Amended and Restated Certificate of Incorporation and the By-laws of the Corporation.

                  SECTION 2. Number and Terms. The number of directors which shall constitute the whole Board of Directors shall be determined in the manner provided in the Bylaws of the Corporation. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, which shall be as nearly equal in number as possible. The initial directors of Class I shall hold office for a term expiring at the next succeeding annual meeting; the initial directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting and the initial directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting. Beginning with the next succeeding annual meeting, directors shall be chosen for a term of three years to succeed those whose terms then expire and shall hold office until the third following annual meeting of stockholders and until election of their respective successors.

                  SECTION 3. Vacancies. Any vacancy on the Board of Directors, whether arising through death, resignation or removal of a director or through an increase in the number of

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

directors of any class, shall be filled in the following manner: (i) vacancies in Class A directorships shall be filled by the holders of the issued and outstanding shares of Class A Common Stock, voting separately as a single class; and (ii) vacancies in Class B directorships shall be filled by the holders of the issued and outstanding shares of Class B Common Stock, voting separately as a single class. The term of office of any director elected to fill such a vacancy shall expire at the expiration of the term of office of directors of the class in which the vacancy occurred.

                  SECTION 4. Other Provisions. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock or other securities of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the term of office, the filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, and unless the terms of this Amended and Restated Certificate of Incorporation expressly provide otherwise, such directorship shall be in addition to the number of directors provided in the Bylaws and such directors shall not be classified. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII
                                     Bylaws

                  The power to adopt, alter, amend or repeal the Bylaws of the Corporation shall be vested in the Board of Directors. The stockholders of the Corporation may adopt, amend or repeal the Bylaws of the Corporation only by the affirmative vote of holders of at least 66 2/3% of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally on matters requiring the approval of stockholders (the "Voting Stock").

                                   ARTICLE IX
                              Stockholder Meetings

                  Any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called and noticed meeting of stockholders and may not be taken by consent in writing, unless such action requiring or permitting stockholder approval is approved by a majority of the directors then in office. An action required or permitted to be taken by the stockholders which has been approved by a majority of the directors may be taken by consent in writing if the consent is signed by the record holders of no less than the Voting Stock that would otherwise be required for approval of such action.

                                    ARTICLE X
                                 Indemnification

                  SECTION 1. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (but any such amendment shall not be deemed to increase the liability of any directors of the Corporation for past acts or omissions of any such person insofar as such amendment decreases the extent of liability protection that said law permitted the Corporation to provide prior to such amendment).

                  SECTION 2. The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), indemnify any and all persons whom it shall have the power to indemnify under said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

                  SECTION 3. Any repeal or modification of this Article X shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director or officer of the Corporation, or any other person covered under this Article X, existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

                                   ARTICLE XI
                                   Amendments

                  The provisions set forth in Articles VI, VII, VIII, IX, X and in this Article XI may not be repealed, rescinded, altered or amended, and no other provision may be adopted which is inconsistent therewith or impairs in any way the operation or effect thereof, except by the affirmative vote of holders of not less than 66 2/3% of the Voting Stock.

                  Consistent with the preceding sentence, the Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Amended and Restated Certificate of Incorporation as prescribed by applicable law.


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

                                   ARTICLE XI
                                   Definitions

                  The following terms used herein shall the meanings specified below.

         "Deferrable Interest Notes" shall mean the 10% Secured Deferrable Interest Notes due 2005 issued by the Corporation pursuant to the Plan under the Deferrable Interest Notes Indenture.

         "Deferrable Interest Notes Indenture" means the Indenture among the Corporation, as Issuer, the Subsidiary Guarantors named therein, and United States Trust Company of New York, as trustee, which Indenture relates to the Deferrable Interest Notes.

         "New Class B Common Stock" means the 7,000,000 shares of Class B Common Stock to be issued to the New Money Investors under the Plan.

         "New Money Investors" means certain persons or entities that have agreed to purchase 7,000,000 shares of New Class B Common Stock for an aggregate purchase price of $30 million in accordance with the terms of the Plan.

         "Plan" means the Joint Plan of Reorganization proposed by the Corporation and certain of its subsidiaries, as it may be amended or modified from time to time, and as confirmed by Order dated January 20, 2000 by the United States Bankruptcy Court for the District of Delaware.

                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed in its corporate name this ____ day of March, 2000.

                         PLANET HOLLYWOOD INTERNATIONAL, INC., a Delaware corporation

                         By: _________________________
                         Name: Robert Earl
                         Title:   President and Chief Executive Officer


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